Exhibit 99.1

SatCon’s Hybrid Electric Vehicle and Pulse Power Technology is Awarded ARL Contract

BOSTON—(BUSINESS WIRE)—May 12, 2005—SatCon Technology Corporation® (Nasdaq NM: SATC - News), a developer and manufacturer of power control electronics today announced that it has been awarded a contract with the U. S. Army Research Laboratory (ARL) to assist in the development of power conversion electronics and controls in two key technology areas. These are power control and conversion systems for hybrid electric vehicles and pulse energy applications such as active armor. The contract has a current value of $2.8 million through 2007.

SatCon’s Applied Technology division is currently developing power conversion systems for ARL. Dr. Wesley Tipton, team leader for ARL’s Power Conversion Systems, said “The Army is investing significant resources to develop high power electronics for a variety of applications. The SatCon-ARL team has been successful in this endeavor. This agreement enables ARL and SatCon, to utilize the strengths of each organization to provide products that will meet the needs of present and future soldiers.”

SatCon President & COO Millard Firebaugh stated “The contract award with ARL further validates our recognized expertise in power electronics and control systems. This additional research and development contract will allow SatCon to further expand its efforts in the development of power control systems over a wider range of applications, including commercial hybrid-vehicles.” Modern applications are increasingly reliant on high power electrical energy and are placing increased focus on the development of equipment with ever increasing power density. SatCon is well positioned to supply these needs as it has demonstrated in the recent development and delivery of its High Voltage DC/DC capacitor charging converters.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of power electronics and control systems for alternative energy, high-reliability industrial automation applications and critical military systems. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Contact:

     SatCon Technology Corporation(R)

     David Eisenhaure, 617-897-2400

     Chief Executive Officer

     or

     IR Contact :

     Ardour Capital Partners, 212-375-2950